[SAFECO logo]                           SAFECO Life Insurance Company
                                                  5069 154th Place NE
                                                  Redmond, WA 98052-9669




                SIMPLE Individual Retirement Annuity Endorsement


This Endorsement forms a part of the Contract to which it is attached. This Endorsement applies to a Contract issued under Section 408(p) of the Internal Revenue Code. In the case of a conflict with any provision in the Contract, the terms of this Endorsement will control. This Endorsement is effective upon issuance to the Owner.


Under "PURCHASE PAYMENT PROVISIONS", the section titled "Maximum Annual Contributions" is deleted.


This SIMPLE IRA will accept only cash Purchase Payments made on behalf of the Owner pursuant to the terms of a SIMPLE IRA Plan described in Section 408(p) of the Internal Revenue Code. A rollover contribution or transfer of assets from another SIMPLE IRA of the Owner will also be accepted. No other contributions will be accepted.


If Purchase Payments made on behalf of the Owner pursuant to a SIMPLE IRA Plan maintained by the Owner's employer are received directly by SAFECO Life from the employer, we will provide the employer with the summary description required by
Section 408(l)(2) of the Internal Revenue Code.


Prior to the expiration of the 2-year period beginning on the date the Owner first participated in any SIMPLE IRA Plan maintained by the Owner's employer, any rollover or transfer by the Owner of funds from this SIMPLE IRA must be made to another SIMPLE IRA of the Owner. Any distribution of funds to the Owner during this 2-year period may be subject to a 25-percent additional tax if the Owner does not roll over the amount distributed into a SIMPLE IRA. After the expiration of this 2-year period, the Owner may roll over or transfer funds to any IRA of the Owner that is qualified under Section 408(a) or (b) of the Internal Revenue Code.


All other terms and conditions of the Contract remain unchanged.



                                               SAFECO Life Insurance Company
                                               /s/ R.A. Pierson
                                               R.A. Pierson
                                               Sr. Vice President and Secretary